Exhibit 10.16(a)

1. Nachtraq zum
Gewerberaummietvertrag 72379 Hechingen, Lotzenacker 25 vom 27.10./02.11.2017
(1) Herr Lars Sunnanvader,
Silberburqstrafse 12, 72379 Hechingen,—nachstehend “Vermieter” genannt -und
(2) JOTEC GmbH, Lotzenacker 23/25, 72379 Hechingen
- nachstehend “Mieter” genannt -
- nachstehend Vermieter und Mieterge-meinsam die “Parteien” genannt -
Die Parteien sind durch einen Mietvertrag vom 27.0ktober I 02. November 2017 (der “Mietvertrag”) betreffend Raumlichkeiten innerhalb der Liegenschaft Lotzenacker 25, 72379 Hechingen, verbunden. Der Mietge-genstand 5011 mit diesem Nachtrag um ei-nen BUrotrakt samt einem Laborraum und einem Reinraum erweitert werden.
Zu diesem Zweck vereinbaren die Parteien wasfolgt:
§1
Mietgegenstand
Zusatzlich zu den bisherigen Mietflachen ist ein BOrotrakt inklusive einem Laborraum undeinem Reinraum im Gebat1<je 1 in der ersten Etage Mietgegenstand. (
1st Amendment to the
Commercial Lease Agreement 72379 Hechingen, Lotzenacker 25 of
27 October/2 November 2017
(1) Mr. Lars Sunnanvader, Sllberburqstrafse 12, 72379 Hechingen,
- hereinafter referred to as “Lessor”-
and
(2)· JOTEC GmbH, Lotzenacker 23/25, 72379 Hechingen
- hereinafter referred to as “Lessee”-
- Lessor and Lessee hereinafter jointly referred to as the “Parties”-
The parties are linked by a lease agreement dated 27 October I 2 November 2017 (the “Lease Agreement”) regarding premises within the Lotzenacker 25, 72379 He.chingen, property. With this amendment, the leased premises shall be extended by an office wing including a laboratory and a clean room.
To this end, the Parties agree as follows:
Article 1 Lease Object
In addition to the existing rental premises, an office wing including a laboratory and a clean room in Building 1 on the r t floor is subject of lease.

Der Mietgegenstand erstreckt sich dementsprechend auf die in dem diesem 1. Nachtrag als Anhang 1 beigefügten Plänen farbig gekennzeichneten Flächen innerhalb der Liegenschaft Lotzenäcker 25.

As a result, the rental object extends to the areas within the property Lotzenäcker 25 which are marked in colour in the plans attached to this 1st Amendment as Appendix 1.

§ 2 Miete und Nebenkosten

(1) Als neue monatliche Grundmiete wird vereinbart:

EUR 38.192,00 netto zuzüglich der Umsatzsteuer in gesetzlicher Höhe von derzeit 19 % (EUR 7.256,48), insgesamt EUR 45.448,48 pro Monat.

(2) Neben der Grundmiete hat der Mieter die durch ihn verursachten Heizungs-, Wasser- und Stromkosten sowie die Gebühren und Kosten für Gebäudereinigung, Straßenreinigung, Parkplatzreinigung, Entwässerung, Müllabfuhr, Schornsteinfeger, Pflege (inkl. Reinigung) der Aussen- und Gartenanlagen und des Dachgartens, Gebäudeversicherung und Brandmeldeanlage zu tragen. Zusätzlich fällt Umsatzsteuer in gesetzlicher Höhe von derzeit 19 % an.

§ 2 Rent and Ancillary Costs

(1) The new monthly base rent is agreed on as follows:

EUR 38,192.00 net plus VAT at the current rate of 19 % (EUR 7,256.48), total EUR 45,448.48 per month.

(2) In addition to the basic rent, the Lessee shall bear the heating, water and electricity costs caused by him/her as well as the fees and costs for cleaning of buildings, street and care park cleaning, drainage, garbage disposal, chimney sweep, maintenance (incl. cleaning) of outdoor facilities and gardens including the roof garden, building insurance and fire alarm system. VAT at the current rate of 19 % will additionally apply.

§ 3 Geltung

Die Änderungen gemäß § 1 und § 2 dieses 1. Nachtrages greifen ab dem 01. Mai 2018, 0.00 Uhr.

§ 3 Validity

The modifications pursuant to § 1 and § 2 of this 1st Amendment take effect from 0.00 a.m. on 1 May 2018.

§4
Weitergeltung von Bestimmungen
lrn Obrigen bfeibt es bei den Bestimmungen des Mietvertrages.
§4
Continued Applicability of Provisions
In all other respects, the provisions of the Lease Agreement shall apply.